UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2009

Exact Name of Registrant as Specified in its
Commission File Number	Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification No.

1-11607	DTE Energy Company (a Michigan corporation) One Energy Plaza Detroit, Michigan 48226-1279 313-235-4000	38-32 17752
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Annual Incentive Plan
On February 26, 2009, the Organization and Compensation Committee of the DTE Energy Company (“Company” or “DTE Energy”) Board of Directors approved 2009 performance measures and targets for Anthony F. Earley Jr., David E. Meador, Gerard M. Anderson, Gerardo Norcia and Bruce D. Peterson under the Company’s Annual Incentive Plan (“AIP”). These named executive officers and other executives may receive cash awards under the AIP. The following table summarizes the annual measures for 2009 under the AIP for Messrs. Earley, Meador, Anderson and Peterson in determining their total annual incentive award:

Measures	Weight
DTE Energy Operating Earnings Per Share	30%
DTE Energy Cash Flow	30%
Customer Satisfaction Percentile Ranking	10%
Michigan Public Service Commission (“MPSC”) Complaints	10%
Safety	10%
Diversity Hiring	10%
The following table summarizes the annual measures for 2009 under the AIP for Mr. Norcia in determining his total annual incentive award:

Measures	Weight
Michigan Consolidated Gas Company (“MichCon”) Operating Net Income	14%
MichCon Cash Flow	14%
Customer Satisfaction Percentile Ranking	10.5%
MPSC Complaints	10.5%
Safety	7%
Diversity Hiring	7%
Gas Storage & Pipeline Businesses (“GSP”) Operating Net Income	12%
GSP Cash Flow	7.5%
GSP New Project Development	7.5%
DTE Energy Operating Earnings Per Share	10%
Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. Targets for these officers range from 60% to 100%, including the Chief Executive Officer. Award amounts paid to each officer are determined as follows: (1) the executive’s most recent year-end base salary is multiplied by an AIP target percentage to arrive at the target award; (2) the overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target and maximum levels for each objective; (3) the target award is then multiplied by the performance payout percentage to arrive at the calculated award; and (4) the calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.

Long-Term Incentive Plan
  On February 26, 2009, the Organization and Compensation Committee of the Company’s Board of Directors approved 2009 performance measures and targets for executive officers under the DTE Energy Company 2006 Long Term Incentive Plan (“LTIP”). The LTIP, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, other key employees and outside directors may receive stock-based compensation. Stock-based compensation directly links individual performance with shareholder interests. Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. The target award may be modified by the Organization and Compensation Committee and is then delivered in the form of restricted stock, stock options and performance shares. Targets for these officers range from 115% to 300%, including the Chief Executive Officer.
Performance shares: Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination thereof, depending on the level of achievement of performance measures. The performance measurement period for the 2009 award is January 1, 2009 through December 31, 2011. Payments earned under the 2009 award can range from 0% to 200% of target, based upon achievement of three performance measures. The three measures and weightings for Messrs. Earley, Meador, Anderson, and Peterson are: (1) balance sheet health (40%), (2) total shareholder return vs. total shareholder return of peer group companies (40%), and (3) employee engagement (20%). The three measures and weightings for Mr. Norcia are: (1) balance sheet health (20%), (2) total shareholder return vs. total shareholder return of peer group companies (40%), and (3) MichCon 3 year average return on equity (40%).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 4, 2009

DTE ENERGY COMPANY (Registrant)
/s/ Larry E. Steward
Larry E. Steward
Vice President